As filed with the SEC on  ________________.              Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                          PRUCO LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)

                                    Arizona
         (State or other jurisdiction of incorporation or organization)

                                      6311
            (Primary Standard Industrial Classification Code Number)

                                   22-194455
                    (I.R.S. Employer Identification Number)

                        c/o PRUCO LIFE INSURANCE COMPANY
                             213 Washington Street
                         Newark, New Jersey 07102-2992
                                 (800) 445-4571
         (Address and telephone number of principal executive offices)

                                ----------------

                               Thomas C. Castano
                              Assistant Secretary
                          Pruco Life Insurance Company
                             213 Washington Street
                         Newark, New Jersey 07102-2992
                                 (800)445-4571
           (Name, address, and telephone number of agent for service)

                                    Copy to:
                               Jeffrey C. Martin
                                 Shea & Gardner
                        1800 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036

                                ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box ...........................................  [X]


                                              Calculation of Registration Fee
- ----------------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum        Proposed maximum
  Title of each class of           Amount to be       offering price        aggregate offering         Amount of
securities to be registered         registered           per unit                 price             registration fee
- ----------------------------------------------------------------------------------------------------------------------
Participating interest in               *                   *                 $500,000,000*           $172,413.79*
PRUCO LIFE FLEXIBLE PREMIUM
VARIABLE ANNUITY ACCOUNT
- ----------------------------------------------------------------------------------------------------------------------

*The securities are not issued in predetermined amounts or units and the maximum aggregate offering price is estimated solely for purpose of determining the registration fee.
- ----------------------------------------------------------------------------------------------------------------------

Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                             CROSS REFERENCE SHEET
                           (as required by Form S-1)

S-1 Item Number and Caption                                          Location
- ---------------------------                                          --------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of Prospectus .................     Cover

 2. Inside Front and Outside Back Cover Pages of
    Prospectus .................................................     Inside Front Cover

 3. Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges ...............................     Cover; Brief Description Of The Contract;
                                                                     Charges, Fees and Deductions

 4. Use of Proceeds ............................................     The Interest-Rate Investment Options and
                                                                     Investments by Pruco Life

 5. Determination of Offering Price ............................     Not applicable

 6. Dilution ...................................................     Not applicable

 7. Selling Security Holders ...................................     Not applicable

 8. Plan of Distribution .......................................     Sale of the Contract and Sales Commissions

 9. Description of Securities to be
    Registered .................................................     Cover; Pruco Life Insurance Company; Charges,
                                                                     Fees and Deductions; Voting Rights

10. Interests of Named Experts
    and Counsel ................................................     Not applicable

11. Information with Respect to
    the Registrant .............................................     The Pruco Life Insurance Company; Litigation;
                                                                     Financial Statements; State Regulation; Federal
                                                                     Tax Status; Directors and Officers; Executive
                                                                     Compensation

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities ............................................     Not applicable

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

_________, 1995

PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
VARIABLE ANNUITY CONTRACTS

PRUCO LIFE MARKET-VALUE ADJUSTMENT ANNUITY CONTRACTS

                              DISCOVERY PREFERRED

This prospectus describes the Discovery(sm) Preferred Annuity Contract*, an individual variable annuity contract offered by Pruco Life Insurance Company ("Pruco Life", "we" or "us"), a stock life insurance company that is a wholly-owned subsidiary of The Prudential Insurance Company of America ("The Prudential").

The Contract is purchased by making an initial payment of $10,000 or more. Additional payments of $1,000 or more may also be made. Following the deduction for any applicable taxes, the purchase payments may be allocated as you direct in one or more of the following ways.

o They may be allocated to one or more of eleven subaccounts each of which invests in a corresponding portfolio of The Prudential Series Fund, Inc. (the "Series Fund").

o They may be allocated to a fixed-rate option which guarantees a stipulated rate of interest for a one year period.

o They may be allocated to a market-value adjustment option which guarantees a stipulated rate of interest if held for a seven year period.

The value allocated to the subaccounts will vary daily with the investment performance of those accounts. If amounts allocated to a market-value adjustment option are withdrawn or transferred prior to the expiration of the interest rate period, the contract value will be subject to a Market-Value Adjustment, which could result in receipt of more or less than the original amount allocated to that option. On the annuity date, the amount credited under the Contract will be applied to effect a fixed-dollar annuity. Upon annuitization, your participation in the investment options ceases. Prior to that annuity date, you may withdraw in whole or in part the cash value of the Contract.

           ----------------------------------------------------------

This prospectus provides information a prospective investor should know before investing. Additional information about the Contract has been filed with the Securities and Exchange Commission in a Statement of Additional Information, dated _________, 1995, which information is incorporated herein by reference, and is available without charge upon written request to Pruco Life Insurance Company, 213 Washington Street, Newark, New Jersey 07102-2992, or by telephoning
(800) 445-4571.

The attached prospectus for the Series Fund and its statement of additional information describe the investment objectives and risks of investing in the portfolios. Additional portfolios and subaccounts may be offered in the future.

The Contents of the Statement of Additional Information appear on page 18 of this prospectus.

           ----------------------------------------------------------


PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS ATTACHED TO A CURRENT PROSPECTUS FOR THE PRUDENTIAL SERIES FUND, INC.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Pruco Life Insurance Company
                             213 Washington Street
                         Newark, New Jersey 07102-2992
                           Telephone: (800) 445-4571

*Discovery is a service mark of The Prudential.

DISCOP-1 Ed____-95

Cat. #

                              PROSPECTUS CONTENTS
                                                                           Page
                                                                           ----
DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS..........................1

BRIEF DESCRIPTION OF THE CONTRACT.............................................2

FEE TABLE.....................................................................4

GENERAL INFORMATION ABOUT PRUCO LIFE, THE PRUCO LIFE FLEXIBLE PREMIUM
   VARIABLE ANNUITY ACCOUNT, AND THE INVESTMENT OPTIONS AVAILABLE
   UNDER THE CONTRACT.........................................................7
   Pruco Life Insurance Company...............................................7
   Pruco Life Flexible Premium Variable Annuity Account.......................7
   The Prudential Series Fund, Inc............................................7
   The Interest-Rate Investment Options and Investments by Pruco Life.........8

DETAILED INFORMATION ABOUT THE CONTRACT.......................................8
   Requirements for Issuance of a Contract....................................8
   Short-Term Cancellation Right or "Free Look"...............................8
   Allocation of Purchase Payments............................................9
   Cash Value.................................................................9
   Guaranteed Interest Rate Periods...........................................9
   What Happens When an Interest Cell Reaches its Maturity Date?..............9
   Transfers..................................................................9
   Dollar Cost Averaging......................................................9
   Auto-Rebalancing..........................................................10
   Withdrawals...............................................................10
   Automated Withdrawals.....................................................10
   Market-Value Adjustment...................................................10
   Death Benefit.............................................................11
   Valuation of a Contract Owner's Contract Fund.............................11

CHARGES, FEES AND DEDUCTIONS.................................................11
   1. Premium Taxes and Taxes Attributable to Purchase Payments..............11
   2. Administrative Charge..................................................12
   3. Charge for Assuming Mortality and Expense Risks........................12
   4. Expenses Incurred by the Series Fund...................................12
   5. Withdrawal Charge......................................................12
   6. Transaction Charge.....................................................13
   Critical Care Access......................................................13

 FEDERAL TAX STATUS..........................................................13
   Diversification...........................................................13
   Taxes Payable by Contract Owners..........................................13
   Withholding...............................................................14
   Impact of Federal Income Taxes............................................14
   IRAs......................................................................14
   Taxes on Pruco Life.......................................................15

 EFFECTING AN ANNUITY........................................................15
   1. Annuity Payments for a Fixed Period....................................15
   2. Life Annuity with 120 Payments Certain.................................15
   3. Interest Payment Option................................................15
   Legal Considerations Relating to Sex-Distinct Annuity Purchase Rates......16

 OTHER INFORMATION...........................................................16
   Required Distributions on Death of Owner..................................16
   Misstatement of Age or Sex................................................16
   Sale of the Contract and Sales Commissions................................16
   Voting Rights.............................................................16
   Substitution of Series Fund Shares........................................17
   Ownership of the Contract.................................................17
   Performance Information...................................................17
   Reports to Contract Owners................................................17
   State Regulation..........................................................17
   Experts...................................................................18
   Litigation................................................................18
   Additional Information....................................................18

DIRECTORS AND OFFICERS.......................................................19

CONSOLIDATED FINANCIAL STATEMENTS OF PRUCO LIFE INSURANCE COMPANY AND
   SUBSIDIARIES..............................................................A1

MARKET-VALUE ADJUSTMENT FORMULA..............................................B1

         DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS

Account--See the Pruco Life Flexible Premium Variable Annuity Account (the "Account"), below.

annuitant--The person or persons, designated by the Contract owner, upon whose life or lives monthly annuity payments are based after an annuity is effected.

annuity contract--A contract designed to provide an annuitant with an income, which may be a lifetime income, beginning on the annuity date.

annuity date--The date, specified in the Contract, when annuity payments begin.

cash value--The surrender value of the Contract, which equals the Contract Fund plus or minus any Market-Value Adjustments less any withdrawal charge and any administrative charge due upon surrender.

charge-free amount--The amount of your Contract Fund that is not subject to a withdrawal charge.

Contract anniversary--The same day and month as the Contract date in each later year.

Contract date--The date Pruco Life received the initial purchase payment and necessary documentation for the Contract.

Contract Fund--The total value attributable to a specific Contract representing amounts invested in all the subaccounts and in the interest-rate investment options.

Contract owner--You. The person who purchases a Discovery Preferred Contract and makes the purchase payments. The owner will usually also be an annuitant, but need not be. The owner has all rights in the Contract before the annuity date. Subject to certain limitations and requirements described in this prospectus, these rights include the right to make withdrawals or surrender the Contract, to designate and change the beneficiaries who will receive the proceeds at the death of the annuitant before the annuity date, to transfer funds among the investment options, and to designate a mode of settlement for the annuitant on the annuity date.

Contract year--A year that starts on the Contract date or on a Contract anniversary.

fixed-rate option--An investment option under which Pruco Life credits interest to the amount allocated at a guaranteed interest rate periodically declared in advance by Pruco Life but not less than 3%.

guaranteed interest rate--The effective annual interest rate credited during the interest rate period.

interest cell--A division of the interest-rate investment options which is established whenever you allocate or transfer money into an interest-rate investment option. The amount in the interest cell is credited with a guaranteed interest rate, declared in advance by Pruco Life and never less than 3%, if held for the duration of the cell's interest rate period.

interest-rate investment options--The fixed-rate option and the market-value adjustment option.

interest rate period--The period for which the guaranteed interest rate is credited.

Market-Value Adjustment--If amounts are withdrawn or transferred from a market-value adjustment option before the end of the interest rate period, a Market-Value Adjustment will occur. A Market-Value Adjustment may result in an increase, decrease or no change in the value of the money that was in the interest cell. For the formula used to calculate the adjustment, see MARKET-VALUE ADJUSTMENT FORMULA, on page B1.

market-value adjustment option ("MVA option")--An interest-rate investment option subject to a Market-Value Adjustment.

The Pruco Life Flexible Premium Variable Annuity Account (the "Account")--A separate account of Pruco Life registered as a unit investment trust under the Investment Company Act of 1940.

The Prudential Series Fund, Inc. (the "Series Fund")--A series mutual fund with separate portfolios, one or more of which may be chosen as an underlying investment for the Contract.

subaccount--A division of the Account, the assets of which are invested in shares of the corresponding portfolio of the Series Fund.

valuation period--The period of time from one determination of the value of the amount invested in a subaccount to the next. Such determinations are made when the net asset values of the portfolios are calculated, which is generally at 4:15 p.m. New York City time on each day during which the New York Stock Exchange is open.

variable investment options--The subaccounts.

                       BRIEF DESCRIPTION OF THE CONTRACT

The Discovery Preferred Annuity Contract offers you a way to invest on a tax-deferred basis in a variety of investment options and provide income protection for later life by financing annuity payments commencing on the annuity date. The Contract is a variable annuity contract. The value of the Contract depends upon investment results of the investment option[s]. Currently, you may place the invested portion of your purchase payments into one or a combination of variable and interest-rate investment options. Amounts held under the Contract may be withdrawn, in whole or in part, prior to the annuity date. The Contract also provides for a death benefit.

The Contract is purchased by making an initial payment of at least $10,000. Additional payments of $1,000 or more may also be made. After the deduction of any charge for taxes attributable to purchase payments is made, purchase payments are allocated to the subaccounts and/or the fixed-rate investment or market-value adjustment options in accordance with your instructions.

Currently, there are eleven variable investment options, each of which is called a subaccount. The assets of each subaccount are invested in a corresponding portfolio of The Prudential Series Fund, Inc., a series mutual fund for which The Prudential acts as investment adviser. The Money Market Portfolio is invested in short-term debt obligations similar to those purchased by money market funds; the Bond Portfolio is invested primarily in high quality medium-term corporate and government debt securities; the Conservatively Managed Flexible Portfolio is invested in a mix of money market instruments, fixed income securities, and common stocks, in proportions believed by the investment manager to be appropriate for an investor who desires diversification of investment and who prefers a relatively lower risk of loss and a correspondingly reduced chance of high appreciation; the Aggressively Managed Flexible Portfolio is invested in a mix of money market instruments, fixed income securities, and common stocks, in proportions believed by the investment manager to be appropriate for an investor desiring diversification of investment who is willing to accept a relatively high level of loss in an effort to achieve greater appreciation; the High Yield Bond Portfolio is invested primarily in high yield fixed income securities of medium to lower quality, also known as high risk bonds; the High Dividend Stock Portfolio is invested primarily in common stocks and convertible securities that provide favorable prospects for investment income returns above those of the Standard & Poor's 500 Stock Index or the NYSE Composite Index; the Common Stock Portfolio is invested primarily in common stocks; the Growth Stock Portfolio is invested primarily in equity securities of established companies with above-average growth prospects; the Small Capitalization Stock Portfolio is invested primarily in equity securities of publicly-traded companies with small market capitalization; the Global Equity Portfolio is invested primarily in common stocks and common stock equivalents (such as convertible debt securities) of foreign and domestic insurers; and the Natural Resources Portfolio is invested primarily in common stocks and convertible securities of natural resource companies, and in securities (typically debt securities or preferred stock) the terms of which are related to the market value of a natural resource. Further information about the Series Fund portfolios can be found under The Prudential Series Fund, Inc. on page 7 and in the attached prospectus for the Series Fund.

The fixed-rate option guarantees a stipulated rate of interest for a one-year period. The market-value adjustment option (the "MVA option") guarantees a stipulated rate of interest for a seven-year period.

The quoted interest rates will be expressed as an effective annual yield. Interest will be credited daily throughout the interest rate period at a rate that will provide the guaranteed annual effective yield over the period of one year. The MVA and fixed-rate options are made up of individual "interest cells" each of which is established whenever you allocate or transfer money into those options. Your Pruco Life representative will tell you the rates of interest currently in effect. This rate will never be below 3%.

The value of each Market-Value Adjustment interest cell, prior to its maturity date, varies with changes in interest rates in the same way that the value of a bond changes. If interest rates have risen since the interest cell was established, its value will have decreased. If you make a withdrawal or transfer prior to the maturity date, the value of the interest cell will be adjusted up or down or not at all, depending upon the difference in interest rates between the date when the cell was established and the date of withdrawal. The maximum value of the factor used in determining the amount of adjustment, either positive or negative, is .40. See Market-Value Adjustment, page 10.

Pruco Life makes charges under the Contract for the costs of selling and distributing the Contract, for administering the Contract, and for assuming mortality and expense risks under the Contract. Moreover, a charge may be deducted for taxes attributable to purchase payments, including premium tax. In the case of premium tax, Pruco Life will deduct the tax, as provided by applicable law, either from the purchase payment when received, or from the Contract Fund at the time the annuity is effected. The deduction may be lower, or not made at all, for larger purchase payments. See Premium Taxes and Taxes Attributable to Purchase Payments, page 11. A charge against the Series Fund's assets is made by the investment adviser for providing investment advisory and management services.

An administrative charge is deducted from the assets held in the variable investment options at an annual rate of 0.15%. Although there is no current intention to do so, we reserve the right to impose an additional administrative charge of up to $25 on each Contract anniversary and at the time of a full withdrawal for Contract Funds less than $50,000. A mortality and expense risk charge equal to an annual rate of 1.25% is deducted from the assets held in the variable investment options. A withdrawal charge may be imposed upon withdrawals made in the first seven Contract years. The maximum withdrawal charge is 7% of the amount withdrawn. Further detail about charges may be found under CHARGES, FEES AND DEDUCTIONS, page 11.

In the event that the sole or last surviving annuitant dies prior to the annuity date or the surrender of the Contract for its cash value, Pruco Life will pay a death benefit to the stated beneficiary. If the annuitant was the sole owner of the Contract and the sole beneficiary is the annuitant's spouse, the spouse may be able to continue the Contract. See Death Benefit, page 11. In the event that the annuitant dies after an annuity has been effected but before the entire value of the Contract is distributed, special distribution rules apply. See EFFECTING AN ANNUITY, page 15.

Amounts may be transferred out of an investment option into any combination of other investment options available under the Contract. There are no minimum transfer dollar amount requirements. Market-Value Adjustments may apply. Restrictions apply on transfers made from the fixed-rate option. See Transfers, page 9.

For a limited time, a Contract may be returned for a refund in accordance with the terms of its "free look" provision. See Short-Term Cancellation Right or "Free Look", page 8.

You may withdraw all or part of the Contract Fund prior to the annuity date, subject to the possible withdrawal charge mentioned above. See Withdrawals, page
10. If a full or partial withdrawal is requested, it may be wholly or partially taxable. Certain withdrawals may be subject to a federal penalty tax as well as a federal income tax. See Taxes Payable by Contract Owners, page 13. If a lump sum is requested, it will generally be paid within 7 days and deducted from the Contract Fund. See Withdrawals, page 13. If an annuity option is selected, annuity payments will be in installments of guaranteed amounts. See EFFECTING AN ANNUITY, page 15.

This Brief Description of the Contract is intended to provide a broad overview of the more significant features of the Contract. More detailed information will be found in subsequent sections of this prospectus and in the Contract document.

                                   FEE TABLE

Contract Owner Transaction Expenses
Sales Charge Imposed on Purchase Payments..................................None


Maximum Withdrawal Charge:

- ------------------------------------------------------------------------------------------------------------
                                                        The Withdrawal Charge Will Be Equal To The Following
For Withdrawals During The Contract Year Indicated              Percentage Of The Amount Withdrawn*
- ------------------------------------------------------------------------------------------------------------
First Contract Year                                                              7%
Second Contract Year                                                             6%
Third Contract Year                                                              5%
Fourth Contract Year                                                             4%
Fifth Contract Year                                                              3%
Sixth Contract Year                                                              2%
Seventh Contract Year                                                            1%
Eighth and Subsequent Contract Years                                          No Charge
- ------------------------------------------------------------------------------------------------------------

 * The withdrawal charge is not imposed on any charge-free withdrawal amounts, withdrawals made under Critical Care Access, see page 13, or any amount used to provide income under the Life Annuity with 120 Payments Certain option.

Annual Contract Fee and Fee upon Full Withdrawal.........................None**

** We reserve the right to impose such a charge in the future, but not more than $25. If made, it will be apportioned over all accounts making up the Contract Fund as of the effective date of that deduction. Amounts apportioned to the two interest-rate investment options will reduce the interest cells on a FIFO (first in/first out) basis determined by the age of the cell. The charge will not be made upon withdrawals under Critical Care Access or if the Contract Fund is $50,000 or more.

Separate Account Annual Expenses (as a Percentage of average Contract Fund)

                       All Subaccounts
                       ---------------
               Mortality and Expense Risk Fee...................   1.25%

               Administrative Fee...............................   0.15%
                                                                   -----
               Total Separate Account Annual Expenses...........   1.40%
                                                                   =====


The Prudential Series Fund, Inc. Annual Expenses
(as a percentage of portfolio average net assets)


                                                        Conservatively  Aggressively   High     Common
                                         Money             Managed        Managed      Yield    Common
                                        Market   Bond     Flexible       Flexible      Fund     Stock
                                        ----------------------------------------------------------------

Investment Management Fee ............   .40%    .40%       .55%          .60%          .55%    .45%

Other Expenses .......................   .07%    .05%       .06%          .06%          .10%    .10%
                                         ----    ----       ----          ----          ----    ----
Total Series Fund Annual Expenses ....   .47%    .45%       .61%          .66%          .65%    .55%
                                         ====    ====       ====          ====          ====    ====

                                                                          Small
                                                  High      Growth    Capitalization   Global  Natural
                                                Dividend     Stock        Stock        Equity  Resources
                                                --------------------------------------------------------

Investment Management Fee ............            .40%       .60%         .40%          .75%     .45%

Other Expenses .......................            .12%       .15%         .22%          .48%     .16%
                                                  ----       ----         ----         -----    ----
Total Series Fund Annual Expenses ....            .52%       .75%         .62%         1.23%     .61%
                                                  ====       ====         ====         =====    ====

The purpose of the foregoing tables is to assist Contract owners in understanding the expenses of the Pruco Life Flexible Premium Variable Annuity Account and The Prudential Series Fund, Inc. that they bear, directly or indirectly. See the sections on charges in this prospectus and the attached prospectus for the Series Fund. The above tables do not include any taxes attributable to purchase payments nor any premium taxes.

Except for the Global Equity Portfolio, The Prudential reimburses a portfolio when its ordinary operating expenses, excluding taxes, interest, and brokerage commissions exceed 0.75% of the portfolio's average daily net assets. With the exception of the Growth Stock and Small Capitalization Stock Portfolios, the amounts listed for the portfolios under "Other Expenses" are based on amounts incurred in the last fiscal year.

The Growth Stock and Small Capitalization Stock Portfolios commenced operations in 1995 and therefore do not have actual expense amounts available for the previous fiscal year. Consequently, for the fee table above and the examples that follow, the figures shown as "Other Expenses" and total expenses are based on estimated amounts for the current fiscal year. It is anticipated that as average net assets of both portfolios grow, the magnitude of "Other Expenses" will decrease and become comparable to that of other portfolios.

Examples of Fees and Expenses.

The following examples illustrate the cumulative dollar amount of all the above expenses that would be incurred on each $1,000 of your investment.

o  The examples assume a consistent 5% annual return on invested assets;

o The examples do not take into consideration any taxes attributable to purchase payments nor any premium taxes which may be payable at the time of annuitization or at the time of purchase payments;

For a term less than 10 years, the expenses shown in Table I describe applicable charges for the withdrawal of your entire Contract Fund or if you use your Contract Fund to effect an annuity assuming, in each case, that your Contract Fund is invested entirely in the designated portfolio. The examples should not be considered to be a representation of past or future expenses; actual expenses incurred in any given year may be more or less than those shown in the examples.

TABLE I
- -------

If you withdraw your entire Contract Fund just prior to the end of the applicable time period or if you use your Contract Fund to effect an annuity at the end of the applicable time period, you would pay the following cumulative expenses on each $1,000 invested. (Note: The 1, 3 and 5 Year columns reflect the imposition of the withdrawal charge; however, if you choose certain annuity options after the first year this charge will not be made. Where this is the case, the expenses shown in Table II below would be applicable. See Withdrawal Charge, on page 12.)

                                                 1 Year    3 Years    5 Years    10 Years
                                                 -------   --------   --------   ---------
Money Market Portfolio........................    $82       $ 93       $115        $216
Bond Portfolio................................    $82       $ 92       $114        $214
Conservatively Managed Flexible Portfolio.....    $83       $ 97       $122        $230
Aggressively Managed Flexible Portfolio.......    $84       $ 99       $124        $236
High Yield Bond Portfolio.....................    $84       $ 98       $124        $234
High Dividend Stock Portfolio.................    $82       $ 94       $117        $221
Common Stock Portfolio........................    $83       $ 95       $119        $224
Growth Stock Portfolio........................    $85       $101       $129        $245
Small Capitalization Stock Portfolio..........    $83       $ 97       $122        $231
Global Equity Portfolio.......................    $89       $116       $153        $293
Natural Resources Portfolio...................    $83       $ 97       $122        $230


TABLE II
- --------

If you do not withdraw any portion of your Contract Fund as of the end of the applicable time period, you would pay the following cumulative expenses on each $1,000 invested.

                                                 1 Year    3 Years    5 Years    10 Years
                                                 -------   --------   --------   ---------

Money Market Portfolio.........................   $19       $58         $100       $216
Bond Portfolio.................................   $19       $57         $ 99       $214
Conservatively Managed Flexible Portfolio......   $20       $62         $107       $230
Aggressively Managed Flexible Portfolio........   $21       $64         $109       $236
High Yield Bond Portfolio......................   $21       $63         $109       $234
High Dividend Stock Portfolio..................   $19       $59         $102       $221
Common Stock Portfolio.........................   $20       $60         $104       $224
Growth Stock Portfolio.........................   $22       $66         $114       $245
Small Capitalization Stock Portfolio...........   $20       $62         $107       $231
Global Equity Portfolio........................   $26       $81         $138       $293
Natural Resources Portfolio....................   $20       $62         $107       $230


Notice that in both of the above tables, the level of cumulative charges is identical for the 10 year column. This is because at that point there are no withdrawal charges taken by Pruco Life upon surrender or annuitization.

              GENERAL INFORMATION ABOUT PRUCO LIFE, THE PRUCO LIFE
               FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT, AND THE
                INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

Pruco Life Insurance Company. Pruco Life Insurance Company ("Pruco Life") is a stock life insurance company, organized in 1971 under the laws of the State of Arizona. Pruco Life is licensed to sell life insurance and annuities in the District of Columbia, Guam, and in all states except New York. These Contracts are not offered in any state in which the necessary approvals have not yet been obtained. Pruco Life is a wholly-owned subsidiary of The Prudential, a mutual insurance company founded in 1875 under the laws of the State of New Jersey. As of December 31, 1994, The Prudential has invested over $442 million in Pruco Life in connection with Pruco Life's organization and operation. The Prudential intends from time to time to make additional capital contributions to Pruco Life as needed to enable it to meet its reserve requirements and expenses in connection with its business. The Prudential is under no obligation to make such contributions and its assets do not back the benefits payable under the Contract. Pruco Life's consolidated financial statements appear on page A1 and should be considered only as bearing upon Pruco Life's ability to meet its obligations under the Contracts.

Pruco Life Flexible Premium Variable Annuity Account. The Pruco Life Flexible Premium Variable Annuity Account (the "Account") was established on June 16, 1995 under Arizona law as a separate investment account. The Account meets the definition of a "separate account" under federal securities laws. Pruco Life is the legal owner of the assets in the Account and is obligated to provide all benefits under the Contracts. Pruco Life will at all times maintain assets in the Account with a total market value at least equal to the reserve and other liabilities relating to the variable benefits attributable to the Account. These assets are segregated from all of Pruco Life's other assets and may not be charged with liabilities which arise from any other business Pruco Life conducts. In addition to these assets, the Account's assets may include funds contributed by Pruco Life to commence operation of the Account and may include accumulations of the charges Pruco Life makes against the Account. From time to time these additional assets will be transferred to Pruco Life's general account. Before making any such transfer, Pruco Life will consider any possible adverse impact the transfer might have on the Account.

The Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 ("1940 Act") as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the management or investment policies or practices of the Account. For state law purposes, the Account is treated as a part or division of Pruco Life. There are currently eleven subaccounts within the Account, each of which invests in corresponding portfolios of the Series Fund. Additional subaccounts may be added in the future.

The Prudential Series Fund, Inc. The Prudential Series Fund, Inc. is registered under the 1940 Act as an open-end diversified management investment company. Its shares are currently sold only to separate accounts of The Prudential and certain other subsidiary insurers that offer variable life insurance and variable annuity contracts. The Account will purchase and redeem shares from the Series Fund at net asset value. Shares will be redeemed to the extent necessary for The Prudential to provide benefits under the Contract and to transfer assets from one subaccount to another, as requested by Contract owners. Any dividend or capital gain distribution received from a portfolio of the Series Fund will be reinvested immediately at net asset value in shares of that portfolio and retained as assets of the corresponding subaccount.

The Prudential is the investment advisor for the assets of each of the portfolios of the Series Fund. The Prudential's principal business address is Prudential Plaza, Newark, New Jersey 07102-3777. The Prudential has a Service Agreement with its wholly-owned subsidiary The Prudential Investment Corporation ("PIC"), which provides that, subject to The Prudential's supervision, PIC will furnish investment advisory services in connection with the management of the Series Fund. In addition, The Prudential has entered into a Subadvisory Agreement with its wholly-owned subsidiary Jennison Associates Capital Corp. ("Jennison"), under which Jennison furnishes investment advisory services in connection with the management of the Growth Stock Portfolio. Further detail is provided in the prospectus and statement of additional information for the Series Fund. The Prudential, PIC and Jennison are registered as investment advisors under the Investment Advisers Act of 1940.

As an investment advisor, The Prudential charges the Series Fund a daily investment management fee as compensation for its services. The following table shows the investment management fee charged for each portfolio of the Series Fund available for investment by Contract owners.

- ---------------------------------------------------------------------------
                                      Annual Investment Management Fee as
Portfolio                          a Percentage of Average Daily Net Assets
- ---------------------------------------------------------------------------

Money Market Portfolio                                    0.40%
Bond Portfolio                                            0.40%
Conservatively Managed Flexible Portfolio                 0.55%
Aggressively Managed Flexible Portfolio                   0.60%
High Yield Bond Portfolio                                 0.55%
High Dividend Stock Portfolio                             0.40%
Common Stock Portfolio                                    0.45%
Growth Stock Portfolio                                    0.60%
Small Capitalization Stock Portfolio                      0.40%
Global Equity Portfolio                                   0.75%
Natural Resources Portfolio                               0.45%
- ---------------------------------------------------------------------------


It is conceivable that in the future it may become disadvantageous for both variable life insurance and variable annuity contract separate accounts to invest in the same underlying mutual fund. Although neither the companies which invest in the Series Fund, nor the Series Fund currently foresees any such disadvantage, the Series Fund's Board of Directors intends to monitor events in order to identify any material conflict between variable life insurance and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. Material conflicts could result from such things as:
(1) changes in state insurance law; (2) changes in federal income tax law; (3) changes in the investment management of any portfolio of the Series Fund; or (4) differences between voting instructions given by variable life insurance and variable annuity contract owners.

A full description of the Series Fund, its investment objectives, management, policies, and restrictions, its expenses, the risks attendant to investment therein--including any risks associated with investment in the High Yield Bond Portfolio, and all other aspects of its operation is contained in the attached prospectus for the Series Fund and in its statement of additional information, which should be read in conjunction with this prospectus. There is no assurance that the investment objectives will be met.

The Interest-Rate Investment Options and Investments by Pruco Life. Purchase payments invested in the interest-rate investment options do not result in participation in the investment gains or losses of any designated portfolio of investments as is the case for payments invested in the variable investment options. The amounts invested in the interest-rate investment options are credited with interest at rates guaranteed by Pruco Life. All of Pruco Life's assets stand behind those guarantees.

Assets of Pruco Life must be invested in accordance with requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

                    DETAILED INFORMATION ABOUT THE CONTRACT

Requirements for Issuance of a Contract. The minimum initial purchase payment is $10,000. The Contract may generally be issued on proposed annuitants below the age of 86; below the age of 70 when purchased in connection with individual retirement annuity plans (IRAs). Before issuing any Contract, we require submission of certain information. Following our review of the information and approval of issuance, a Contract will be issued that sets forth precisely your rights and Pruco Life's obligations. You may thereafter make additional payments of $1,000 or more, but there is no obligation to do so.

The Contract date will be the date the purchase payment and required information are received at a Pruco Life Home Office. If the current underwriting requirements are not met and the issuance of the Contract is not approved, the purchase payment will promptly be returned. Pruco Life reserves the right to change these requirements on a non-discriminatory basis.

Short-Term Cancellation Right or "Free Look". Generally, you may return a Contract for refund within 10 days after you receive it. Some states allow a longer period of time during which a Contract may be returned for a refund. A refund may be requested by mailing or delivering the Contract to the representative who sold it or to a Pruco Life Home Office. You will then receive a refund of all purchase payments made, plus or minus any change due to investment experience in the value of the amounts allocated to the subaccounts (the portion of your purchase payment allocated to the interest-rate investment options will be returned without adjustment), calculated as if no charges had been made against the account or the underlying variable investment funds. If you purchase the

Contract as an individual retirement annuity, federal law requires that you return the Contract for refund within 7 days. However, where applicable state law so requires and as required by federal law, if you exercise your short-term cancellation right you will receive a refund of all purchase payments made without adjustment.

Allocation of Purchase Payments. You determine how the initial purchase payment will be allocated among the subaccounts and interest-rate investment options by specifying the desired allocation on the application form for the Contract. You may choose to allocate nothing to a particular subaccount or to the interest-rate investment options. Unless you tell us otherwise, subsequent purchase payments will be allocated in the same proportions as the most recent purchase payment made (unless that was a purchase payment you directed us to allocate on a one time-only basis). You may change the way in which subsequent purchase payments are allocated by providing Pruco Life with proper written instruction or by telephoning the designated Pruco Life Home Office, provided you are enrolled to use the Telephone Transfer system. See Transfers, page 9.

Cash Value. The cash value of the Contract is the amount you will receive if you withdraw all of your Contract Fund. It is equal to the value of the Contract Fund plus or minus any applicable Market-Value Adjustment of all amounts in MVA option interest cells and minus any applicable withdrawal charge. A withdrawal will generally have federal income tax consequences, which could include tax penalties. You should consult with a tax adviser before making a withdrawal. See Withdrawals, on page 10 and Federal Tax Status, on page 13.

Guaranteed Interest Rate Periods. Pruco Life determines the effective guaranteed, annual interest rate ("guaranteed interest rate") that is available at any given time for the one year fixed-rate option and for the MVA option. This is the rate that the portion of the Contract Fund allocated to that option will earn throughout each interest rate period. The rates change frequently and you may learn what rate[s] are available from your Pruco Life representative. When you select an interest-rate investment option, your payment will be allocated to an interest rate cell and the interest rate will then not change until the cell's maturity date. Interest will be added to the amount in the cell daily at a rate that will provide the guaranteed effective yield over the period of one year.

Although the guaranteed interest rates offered may change, the minimum guaranteed interest rate will never be less than an effective annual rate of 3%.

What Happens When an Interest Cell Reaches its Maturity Date? On each maturity date, we will offer an election to transfer the amount maturing into either of the available interest-rate investment options or the subaccounts. A Market-Value Adjustment will not be made if this is done within the first 30 days after an interest cell within the MVA option matures. Any amount that you transfer into the same interest-rate investment option during the 30-day period will receive the appropriate rate for that option, effective as of the maturity date. Amounts that you withdraw or transfer into a variable investment option or into a different interest-rate investment option during the 30-day period will receive interest for the period between the maturity date and the date of withdrawal or transfer at the declared renewal rate for the matured cell (i.e. as if you had taken no action within the 30-day period) and will be effective on the date Pruco Life receives your request. If you do not make an election to transfer within the 30-day period following the maturity date, the amount maturing will ordinarily be transferred into a new interest cell of the same duration as the maturing cell at the prevailing interest rate. The transfer date will be the maturity date.

Transfers. You may transfer out of an investment option into any combination of other investment options available under the Contract. The transfer request may be in dollars, such as a request to transfer $1,000 from one subaccount to another, or may be in terms of a percentage reallocation among subaccounts. In the latter case, the percentages must be whole numbers. You may make transfers by proper written notice to a Pruco Life Home Office, or by telephone, unless you ask that transfers by telephone not be made. Pruco Life has adopted procedures designed to ensure that requests by telephone are genuine and will require appropriate identification for that purpose. We cannot guarantee that you will be able to get through to complete a telephone transfer during peak periods such as periods of drastic economic or market change.

Transfers among subaccounts will take effect as of the end of the valuation period in which a proper transfer request is received at a Pruco Life Home Office. Transfers from interest-rate investment options will take effect on the day we receive your proper notice at our Home Office. Transfers out of an interest cell in the fixed-rate option are permitted only during the 30-day period following its maturity date. Amounts transferred from a market-value adjustment option interest cell may be subject to a Market-Value Adjustment if the transfer is not made in the 30-day period following the maturity date of the interest cell.

You may make up to 12 transfers a year without charge. Thereafter, Pruco Life will assess a charge of $25 for each subsequent transfer during that Contract year. See Transaction Charge, page 13. Dollar Cost Averaging transfers do not count towards the 12 transfers per year that can be made without charge.

Dollar Cost Averaging. Additionally, an administrative feature called Dollar Cost Averaging ("DCA") is available to Contract owners. This feature allows you to transfer amounts out of one of the variable investment options or the fixed-rate option and into one or more other variable investment options. If you decide to employ this feature, you establish a "DCA account" which may be all or part of the investment option from which you wish the transfers to be made, but it may not be less than the greater of $10,000 or 10% of your first purchase payment. Transfers may be in specific dollar amounts or percentages of the amount in the DCA account at the time of the transfer. You may ask that transfers be made monthly, quarterly, semi-annually or annually. You can add to the DCA account provided that you bring the balance up to at least $10,000. Monthly transfers must be at least 3% of the amount allocated to the Dollar Cost Averaging account, with a minimum of $20 transferred into any one investment option. These amounts are subject to change at Pruco Life's discretion. The minimum transfer amount will only be recalculated upon an increase in the amount allocated to the feature.

Each automatic transfer will take effect as of the end of the valuation period in monthly, quarterly, semi-annual or annual intervals as designated by you based on the date the Dollar Cost Averaging account was created, provided the New York Stock Exchange is open on that date. If the New York Stock Exchange is not open on that date, or if the date does not occur in the particular transfer month (for example, if the transfer date turns out to be on the 30th or 31st in February), the transfer will take effect as of the end of the valuation period which immediately follows that date. Automatic transfers will continue until the amount designated for Dollar Cost Averaging has been transferred, or until you notify us of a change in allocation or cancellation of the feature.

Auto-Rebalancing. This Contract offers a means of utilizing another investment technique that you may find attractive. The Auto-Rebalancing feature allows you to automatically rebalance subaccount assets at specified intervals based on percentage allocations that you choose. For example, suppose your initial investment allocation of variable investment options A and B is split 40% and 60%, respectively. Then, due to investment results, that split changes. You may instruct that those assets be rebalanced to your original or different allocation percentages. Auto-Rebalancing can be performed on a one-time basis or periodically, as you choose. The interest-rate investment options cannot participate in this administrative feature.

Withdrawals. You may at any time before the annuity date make a withdrawal from the Contract Fund of all or part of the cash value of the Contract. However, Pruco Life's consent will be required for a partial withdrawal if the amount requested is less than $500. For federal income tax purposes, withdrawals from Contracts other than individual retirement annuities are considered as having been made first from investment income. See Taxes Payable by Contract Owners, page 13.

You may specify from which investment options you would like the withdrawal processed. The withdrawal amount may be specified as a dollar amount or as a percentage of the Contract Fund. If you do not specify from where you would like the withdrawal processed, a partial withdrawal will be withdrawn proportionally from all investment options. Within the interest-rate investment options, we will take the withdrawal first from the oldest eligible interest cell or cells. A Market-Value Adjustment may apply. See Market-Value Adjustment, page 10.

Only amounts withdrawn from purchase payments are subject to a withdrawal charge. See Withdrawal Charge, page 12. The withdrawal will be effected as of the end of the valuation period in which a proper withdrawal request is received at a Pruco Life Home Office.

Pruco Life will generally pay the amount of any withdrawal, less any required tax withholding, within 7 days after we receive a properly completed withdrawal request. We will adjust the Contract Fund to reflect any applicable sales and/or administrative charge and Market-Value Adjustment. We may delay payment of any withdrawal allocable to the subaccount[s] for a longer period if the disposal or valuation of the Account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC or the SEC declares that an emergency exists. With respect to the amount of any withdrawal allocable to the interest-rate investment options, we expect to pay the withdrawal promptly upon request.

Automated Withdrawals. Pruco Life also offers an Automated Withdrawal feature which enables you to receive periodic withdrawals either monthly, quarterly, semi-annually or annually. Withdrawals may be made from a designated portfolio or proportionally from all portfolios. Withdrawals may be expressed as a specified dollar amount or as a percentage of the Contract Fund. Withdrawal charges may apply if the withdrawals in any Contract year exceed the charge-free amount.

Market-Value Adjustment. An amount transferred or withdrawn from an MVA option before its maturity date will be subject to a Market-Value Adjustment.

The amount of the Market-Value Adjustment depends upon the difference between the guaranteed interest rate for the interest cell from which the withdrawal or transfer is being made and the interest rate being declared on the date of the withdrawal or transfer by Pruco Life for interest rate periods approximately equal to one year longer than the time remaining until the maturity date of the interest cell. Pruco Life may not always offer MVA options at all durations. Rates for intermediate durations not currently offered will be declared as often as rates for durations which are offered. Such declared rates will be determined in a manner consistent with the offered rates, but reflecting the different investment horizon of the intermediate duration. If you specify your withdrawal or transfer as a dollar amount, the Market-Value Adjustment may increase or decrease the amount remaining in the MVA option. If you request the withdrawal or transfer as a percentage of the Contract Fund, the Market-Value Adjustment may increase or decrease the amount being withdrawn or transferred. If the current declared rate is higher than the guaranteed rate, there will be a decrease. If the current declared rate is lower than the guaranteed rate, there will be an increase. The adjustment - whether up or down - will never be greater than 40% of the amount subject to the adjustment. For a more precise description of how the Market-Value Adjustment is determined, and an example of how it affects the amount remaining after a partial withdrawal, see MARKET-VALUE ADJUSTMENT FORMULA on page B1.

Death Benefit. If the last surviving or sole annuitant dies prior to the annuity date, Pruco Life will, upon receipt of all of the information necessary to make the payment (including due proof of death and election of a payment option), pay a death benefit to the beneficiary designated by the Contract owner. The death benefit will equal the greatest of: (1) the Contract Fund as of the date of due proof of death; (2) the sum of all invested purchase payments made less total withdrawals made (including withdrawal charges); and (3) the greatest of the Contract Fund values calculated on every third Contract anniversary reduced by all subsequent withdrawals and withdrawal charges.

The beneficiary may receive this amount in one sum or under a payout option. Unless the beneficiary has been irrevocably designated, you may change the beneficiary at any time. If the annuitant dies after he or she has begun to receive annuity payments, the death benefit, if any, will be determined by the type[s] of payout provisions then in effect.

If the annuitant was the sole owner of the Contract, the annuitant's spouse was the sole beneficiary, and the spouse had an unrestricted right to receive the death benefit in one sum, then the spouse has the right to continue the Contract as annuitant and owner.

Valuation of a Contract Owner's Contract Fund. The value of your Contract Fund is the sum of your interests in the variable investment options and in the interest-rate investment options. The portion of the Contract Fund allocated to the Account is the sum of the interests in each subaccount. The values are measured in Units, for example, Money Market Units, Bond Units or Aggressively Managed Flexible Units. Every purchase payment made by an owner is converted into Units of the subaccount or subaccounts selected by dividing the amount of the purchase payment by the Unit Value for the subaccount to which that amount has been allocated. The value of these Units changes each valuation period to reflect the investment results, expenses, and charges of the subaccount and the corresponding Series Fund portfolio. Further detail about Units is contained in the Statement of Additional Information.

There is, of course, no guarantee that your Contract Fund will increase or that it will not fall below the amount of your total purchase payments. However, Pruco Life guarantees a minimum interest rate of 3% a year on that portion of the Contract Fund allocated to the interest-rate investment options. A Market-Value Adjustment may apply to amounts held in the MVA option. Excess interest on payments allocated to the interest-rate investment options may be credited in addition to the guaranteed interest rate.

                          CHARGES, FEES AND DEDUCTIONS

1. Premium Taxes and Taxes Attributable to Purchase Payments. A charge may be deducted for premium taxes and any taxes attributable to purchase payments. For these purposes, "premium taxes and taxes attributable to purchase payments" shall include any state or local premium taxes and, where approval has been obtained, any federal premium taxes and any federal, state or local income, excise, business or any other type of tax (or component thereof) measured by or based upon the amount of premium received by Pruco Life. In some states a premium tax may be imposed on purchase payments. In several other states a premium tax is payable when a Contract Fund is converted into an annuity. The tax rates currently in effect in those states that impose a tax range from 1% to 5%. Some local jurisdictions also impose a tax. In states where approval has been obtained, a charge of 0.3% for federal income taxes measured by premiums is currently being imposed upon each purchase payment received under the Contract. This charge is not imposed on Contracts issued in connection with rollover IRAs. On any Contract subject to premium tax, the tax will be deducted either from the purchase payment when received (except as provided below) or from the Contract Fund at the time the annuity is effected according to the applicable law in effect at the time.

A deduction for any such taxes imposed on purchase payments will not be made, however, except to the extent that the total tax attributable to premiums is in excess of 4% when: (1) your total purchase payments, less any purchase payments withdrawn, equal or exceed $50,000; or (2) you purchase separate Contracts for each of your children or grandchildren as annuitants, each Contract has purchase payments totalling at least $25,000, and total purchase payments, less any purchase payments withdrawn, equal or exceed $50,000. Special tax rules may apply to multiple annuity contracts issued by the same company (and affiliates) to the same Contract owner during any calendar year. See Federal Tax Status, page 13.

2. Administrative Charge. There is an administrative charge to reimburse Pruco Life for the expenses incurred in administering the Contracts. This includes such things as issuing the Contract, establishing and maintaining records, and providing reports to Contract owners. This charge is deducted daily from the assets in each of the variable subaccounts and is equivalent to an effective annual rate of 0.15% (.00041065% daily). Although we do not do so now, we reserve the right to impose an additional charge of up to $25 annually and upon surrender on Contracts with less than $50,000 in the Contract Fund. This $25 charge would be apportioned over all investment options making up the Contract Fund as of the effective date of that deduction. The administrative charge contains no element of anticipated profit.

3. Charge for Assuming Mortality and Expense Risks. A deduction is made daily from the assets of each of the variable investment options to reimburse Pruco Life for assuming the risk that our estimates of longevity and of the expenses we expect to incur over the lengthy periods that the Contract may be in effect will turn out to be incorrect. The charge is made daily at an annual rate of 1.25% (.00340349% daily) of the assets held in the subaccounts. This charge is not assessed against amounts allocated to the interest-rate investment options.

To the extent that the charge for these risks exceeds the actual cost of expenses and benefits, Pruco Life will realize a gain. These proceeds will become part of Pruco Life's general account and will be available to cover any deficiency to the extent to which withdrawal charges are less than sales expenses under the Contracts.

4. Expenses Incurred by the Series Fund. The charges and expenses of the Series Fund are indirectly borne by the Contract owners. Investment management fees for the available Series Fund portfolios are briefly described under The Prudential Series Fund, Inc. on page 7. Further detail about management fees and other underlying fund expenses are provided in the fee table and in the attached prospectus for the Series Fund and its statement of additional information.

5. Withdrawal Charge. A withdrawal charge may be made upon full or partial withdrawals. The charge compensates Pruco Life for paying all of the expenses of selling and distributing the Contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature, and other promotional activities.

For this purpose, withdrawals are deemed to be made first from purchase payments on a first-in, first-out basis and then from earnings. A portion of the withdrawn purchase payments may be withdrawn in any Contract year without the imposition of any charge. That amount is referred to as the "charge-free amount". It is equal to 10% of the total of all purchase payments less all withdrawals of purchase payments previously made plus the charge-free amount available in the immediately preceding Contract year not withdrawn in that year. No withdrawal charge is imposed whenever earnings are withdrawn. An example of how the charge-free amount and the withdrawal charge are determined is given on page B1 as part of the example of how the Market-Value Adjustment works.

If your withdrawal exceeds the charge-free amount and it is made within the first seven Contract years, a percentage charge will be applied. The following table sets forth the rates that apply:

- -------------------------------------------------------------------------------------------------------------------
                                                             The Withdrawal Charge Will Be Equal To The Following
For Withdrawals During The Contract Year Indicated                   Percentage Of The Amount Withdrawn*
- -------------------------------------------------------------------------------------------------------------------
First Contract Year                                                                  7%
Second Contract Year                                                                 6%
Third Contract Year                                                                  5%
Fourth Contract Year                                                                 4%
Fifth Contract Year                                                                  3%
Sixth Contract Year                                                                  2%
Seventh Contract Year                                                                1%
Eighth and Subsequent Contract Years                                             No Charge
- --------------------------------------------------------------------------------------------------------------------

* Subject to charge-free amount described above.

- --------------------------------------------------------------------------------------------------------------------


No withdrawal charge is made upon a withdrawal used to effect an annuity under the Life Annuity with 120 Payments Certain option. See EFFECTING AN ANNUITY, page 15.

Contracts issued to annuitants aged 84 or older are subject to a reduced withdrawal charge. The withdrawal charge will never be greater than permitted by applicable law or regulation.

6. Transaction Charge. There is a charge of $25 for each transfer you make after the first 12 (excluding DCA transfers) in a Contract year. The charge is taken pro-rata from the investment options from which the transfer is made. Any effected MVA option cells will not undergo a Market-Value Adjustment as a result of this processing.

Critical Care Access. In addition, in those states which have approved a Waiver of Withdrawal Charges endorsement ("Critical Care Access"), all or part of any withdrawal and annual administrative charges associated with a full or partial withdrawal, or any annuitization or withdrawal charge due on the annuity date, will be waived following the receipt of due proof that the annuitant or co-annuitant (if applicable) has been confined to an eligible nursing home or hospital for a period of at least 3 months or a physician has certified that the annuitant or co-annuitant (if applicable) has 6 months or less to live.

                               FEDERAL TAX STATUS

The following discussion is based on current law and interpretations which may change. The discussion is general in nature. It is not intended as tax advice. Nor does it consider any applicable state or other tax laws. A qualified tax adviser should be consulted for complete information and advice. The following rules do not generally apply to annuity contracts held by or for non-natural persons (e.g. corporations) or to contracts held under tax-favored retirement plans (other than an IRA rollover). Where a contract is held by a non-natural person, unless the Contract owner is a nominee or agent for a natural person (or in other limited circumstances), the Contract will generally not be treated as an annuity for tax purposes.

Diversification. Section 817(h) of the Internal Revenue Code (the "Code") provides that the underlying investments for a variable annuity must satisfy certain diversification requirements. For further detail on diversification requirements, see DIVIDENDS, DISTRIBUTIONS, AND TAXES in the attached prospectus for the Series Fund. Pruco life believes the underlying variable investment options for the Contract meet these diversification requirements. IRS regulations issued to date, however, do not provide guidance concerning the extent to which Contract owners may direct their investments to particular divisions of a separate account. Such guidance will be included in regulations or revenue rulings under Section 817(d) relating to the definition of a variable contract. Because of this uncertainty, Pruco Life reserves the right to make such changes as it deems necessary to assure that the Contract continues to qualify as an annuity for tax purposes. Any such changes will apply uniformly to affected Contract owners and will be made with such notice to affected Contract owners as is feasible under the circumstances.

Taxes Payable by Contract Owners. Under current law, Pruco Life believes that the Contract will be treated as an annuity for Federal income tax purposes and that the issuing insurance company, Pruco Life, and not the Contract owner, will be treated as the owner of the underlying investments for the Contract. Accordingly, generally no tax should be payable by any Contract owner as a result of any increase in the value of the Contract until money is received by him or her. It is important, however, to consider how amounts that are received will be taxed.

The Code provides generally that amounts withdrawn by a Contract owner from his or her Contract, before annuity payments begin, will be treated for tax purposes as being first withdrawals of investment income, rather than withdrawals of purchase payments until all investment income has been withdrawn.

To the extent assignment is authorized by the Contract, the assignment or pledge (or agreement to assign or pledge) any portion of the value of the Contract for a loan will be treated as a withdrawal subject to these rules. Amounts withdrawn before annuity payments begin which represent a distribution of investment income will be taxable as ordinary income and may be subject to a penalty tax. Amounts which represent a withdrawal of purchase payments will not be taxable as ordinary income or subject to a penalty tax. Moreover, all annuity contracts issued by the same company (and affiliates) to the same Contract owner during any calendar year shall be treated as one annuity contract for purposes of determining whether an amount is subject to tax under these rules.

Different tax rules apply to your receipt of annuity payments. For Contracts other than individual retirement annuities, a portion of each annuity payment you receive under a Contract will be treated as a partial return of your purchase payments and will not be taxable. The remaining portion of the annuity payment will be taxed as ordinary income. Exactly how an annuity payment is divided into taxable and non-taxable portions depends upon the period over which annuity payments are expected to be received, which in turn is governed by the form of annuity selected and, where a lifetime annuity is chosen, by the life expectancy of the annuitant. Annuity payments which are received after the annuitant recovers the full amount of the purchase payments will be fully includible in income. Should annuity payments cease on account of the death of the annuitant before purchase payments have been fully recovered, the annuitant, on his or her last tax return, (or in certain cases the beneficiary) is allowed a deduction for the unrecovered amount.

The Code provides that any amount received under an annuity contract which is included in income may be subject to a penalty tax. The amount of the penalty is equal to 10% of the amount that is includible in income. Some withdrawals will be exempt from the penalty. They include amounts: (1) made on or after the Contract owner reaches age 59 1/2, (2) made on or after the death of the Contract owner, (3) attributable to the Contract owner becoming disabled within the meaning of Code section 72(m)(7), (4) in the form of level annuity payments made not less frequently than annually under a lifetime annuity, (5) under a qualified funding asset (defined by Code section 130(d)), or (6) under an immediate annuity contract (within the meaning of section 72(u)(4)).

Election of the interest pay option is not considered as an annuity payment for tax purposes. Accordingly, unless the Contract is held by an individual retirement annuity, such election will cause investment income under the Contract to be taxable.

Generally, the same tax rules apply to amounts received by the beneficiary as those set forth above with respect to the Contract owner, except that the early withdrawal penalty tax does not apply. The election of an annuity payment option may defer taxes otherwise payable upon the receipt of a lump sum death benefit. Certain minimum distribution requirements apply in the case where the owner dies. See Required Distributions on Death of Owner, page 16.

In addition, a transfer of the Contract to or the designation of a beneficiary who is either 37 1/2 years younger than the Contract owner or a grandchild of the Contract owner may have Generation Skipping Transfer tax consequences under section 2601 of the Code.

Certain transfers of a Contract for less than full consideration, such as a gift, will trigger tax on the investment income in the Contract. This rule does not apply to certain transfers between spouses or incident to divorce. See Ownership of the Contract, page 17.

Withholding. Generally, unless you elect to the contrary, the portion of any amounts you receive under your Contract that are attributable to investment income will be subject to withholding to meet federal income tax obligations. The rate of withholding on annuity payments made to you will be determined on the basis of the withholding certificate you may file with Pruco Life. If you do not file such a certificate, you will be treated, for purposes of determining your withholding rate, as a married person with three exemptions. The rate of withholding on all other payments made to you under your Contract, such as amounts you receive upon withdrawals, will be 10%. Thus, if you fail to elect that Pruco Life not do so, it will withhold from withdrawal by, or annuity payment to, you the appropriate percentage of the amount of the payment that constitutes investment income and hence is taxable. Pruco Life will provide you with forms and instructions concerning your right to elect that no amount be withheld from payments to you. If you elect not to have withholding made, you are liable for payment of federal income taxes on the taxable portion of the distribution. You may be subject to penalties under the estimated tax payment rules if your withholding and estimated tax payments are not sufficient. If you do not provide a social security number or other taxpayer identification number, you will not be permitted to elect out of withholding. Special withholding rules apply for nonresident aliens. Generally, there will be no withholding for taxes until you actually receive payments under your Contract.

Impact of Federal Income Taxes. In general, if you expect to accumulate savings over a relatively long period of time without making significant withdrawals, there should be tax advantages, regardless of your tax bracket, in purchasing a Contract rather than, for example, a mutual fund with a similar investment policy and approximately the same level of expected investment results. This is because little or no income taxes are incurred by you or by Pruco Life while you hold the Contract and it is generally advantageous to defer the payment of income taxes, so that the investment return is compounded without any deduction for income taxes. The advantage may be considerably greater if you decide to liquidate your investment in the form of monthly annuity payments after your retirement, and even more so if your income, and your tax rate, are lower at that time than they were during your working years.

IRAs. The Contracts will not be available in connection with tax-favored plans except for IRAs. Because the Contract's minimum initial payment of $10,000 is greater than the maximum annual contribution permitted to be made to an IRA (generally, $2,000), a Contract may be purchased as a Section 408(b) IRA only in connection with a "rollover" of the proceeds of a qualified plan, TDA or IRA. The Code permits persons who are entitled to receive certain qualifying distributions from a qualified pension or profit-sharing plan described in section 401(a) or 403(a), a tax-deferred section 403(b) annuity ("TDA"), or an IRA, to directly rollover or make, within 60 days, a tax-free "rollover" of all or any part of the amount of such distribution to an IRA which they establish. Additionally, the spouse of a deceased employee may roll over to an IRA certain distributions received by the spouse from a qualified pension or profit-sharing plan, TDA or IRA on account of the employee's death.

In order to qualify as an IRA under Section 408(b) of the Code, a Contract (or a rider made a part of the Contract) must contain certain additional provisions:
(1) the owner of the Contract must be the annuitant, except when a transfer is made to a former spouse in accordance with a divorce decree as provided in
Section 408(d)(6) of the Code; (2) the rights of the owner cannot be forfeitable; (3) the Contract may not be sold, assigned, discounted or pledged for any purpose to any person except Pruco Life; and (4) annuity and death benefit payments must satisfy certain minimum distribution requirements. Contracts issued as Section 408(b) rollover IRAs will conform to such requirements.

Taxes on Pruco Life. The earnings of the Account are taxed as part of the operations of Pruco Life. No charge is being made currently against the Account for company federal income taxes (excluding the charge for taxes attributable to premiums). Pruco Life will review the question of a charge to the Account for company federal income taxes periodically. Such a charge may be made in future years for any federal income taxes that would be attributable to the Contract.

Under current law, Pruco Life may incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant and they are not charged against the Contract or the Account. If there is a material change in applicable state or local tax laws, the imposition of any such taxes upon Pruco Life that are attributable to the Account may result in a corresponding charge against the Account.

                              EFFECTING AN ANNUITY

Upon the annuity date, the cash value of the Contract will be converted into a fixed-dollar annuity payable to the annuitant[s] named in the Contract. In certain cases, any applicable withdrawal charge will be waived. If two annuitants are named in the Contract, you may decide how much of the amount is to be applied for each annuitant and under which form[s] of annuity. If the Contract is not large enough to produce an initial monthly payment of $50, you will be paid the cash value in a single sum.

When you choose to annuitize, all amounts held in the investment options will be withdrawn. An amount equal to the premium tax, if any, imposed by the state in which the annuitant resides is then deducted (unless deducted earlier). Many states do not impose a premium tax. In other states the tax ranges from 1% to 5% of the amount applied to effect an annuity. See Premium Taxes, page 11. Some local jurisdictions also impose a tax. The amount remaining is applied to effect an annuity. This amount becomes part of Pruco Life's general account.

The amount of the monthly payments will depend upon the amount applied and the table of rates set forth in the Contract which we guarantee will be used even if longevity has significantly improved since the Contract date. If Pruco Life is offering more favorable rates at that time, then those rates will be used.

The annuity will be in one of three forms listed below and other forms may be available with our consent. All the annuity options under this Contract are fixed annuity options. Your participation in the variable investment options ceases when the annuity is effected and the amount of each monthly payment does not change. Unless we consent to a later date, an annuity must begin no later than the Contract anniversary coinciding with or next following the annuitant's 90th birthday (or the younger annuitant's if there are two annuitants named in the Contract). We will then make payments to the annuitant on the first day of each period determined by the form of annuity selected. Unless applicable law states otherwise, if you have not selected an annuity option to take effect by the annuity date, the Interest Payment Option (see below) will become effective then. Special rules apply in the case of a Contract issued in connection with an IRA.

1. Annuity Payments for a Fixed Period. Payments will be to the annuitant during his or her lifetime for up to 25 years. Payments may be in monthly, quarterly, semi-annual, or annual installments. If the annuitant dies during the annuity certain period, unless you designate otherwise, the beneficiary will receive a lump sum payment. The amount of the lump sum payment is determined by discounting each remaining unpaid payment at the interest rate used to compute the actual payments. If the payments were based on the table of rates set forth in the Contract, the interest rate used is 3 1/2% a year.

2. Life Annuity with 120 Payments Certain. Payments will be made to the annuitant monthly during his or her lifetime. If the annuitant dies before the 120th monthly payment is due, monthly annuity payments do not continue to the beneficiary designated by the annuitant unless he or she so selects. Instead, the present value of the remaining unpaid installments, up to and including the 120th monthly payment, is payable to the beneficiary in one sum. In calculating the present value of the unpaid future payments, we will discount each such payment at the interest rate used to compute the amount of the actual 120 payments. If the payments were based on the table of rates set forth in the Contract, an interest rate of 3 1/2% a year is used. Once annuity payments have begun, an annuitant may withdraw the present value of any of the 120 payments certain that have not been paid.

3. Interest Payment Option. The annuitant may choose to have Pruco Life hold a designated amount to accumulate at interest. Unless applicable law states otherwise, if no option has been selected by the annuity date, this option will automatically become effective. Pruco Life will pay interest at an effective rate of at least 3% a year, and we may pay a higher rate of interest.

Legal Considerations Relating to Sex-Distinct Annuity Purchase Rates. Although the Contract generally provides for sex-distinct annuity purchase rates for life annuities, those rates are not applicable to Contracts offered in states that have adopted regulations prohibiting sex-distinct annuity purchase rates. Rather, blended unisex annuity purchase rates for life annuities will be provided under all Contracts issued in those states, whether the annuitant is male or female. Other things being equal, such unisex annuity purchase rates will result in the same monthly annuity payments for male and female annuitants.

Special provisions may apply if the Contract is issued in connection with an IRA. The necessary information will be provided by the plan sponsor or administrator.

                               OTHER INFORMATION

Required Distributions on Death of Owner. Federal tax law requires that if the Contract owner dies before the annuity date, the entire value of the Contract must generally be distributed within 5 years of the date of death. Special rules may apply to the spouse of the deceased owner. The rules regarding required distributions after the Contract owner's death are described in the Statement of Additional Information.

Misstatement of Age or Sex. If an annuitant's stated age or sex (except where unisex rates apply) or both are incorrect in the Contract, we will change each benefit and the amount of each annuity payment to that which the total purchase payment amounts would have bought for the correct age and sex. Also, we will adjust for the amount of any overpayments we have already made.

Sale of the Contract and Sales Commissions. Pruco Securities Corporation ("Prusec"), an indirect wholly-owned subsidiary of The Prudential, acts as the principal underwriter of the Contract. Prusec, organized in 1971 under New Jersey law, is registered as a broker and dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. Prusec's principal business address is 1111 Durham Avenue, South Plainfield, New Jersey 07080. The Contract is sold by registered representatives of Prusec who are also authorized by state insurance departments to do so. The Contract may also be sold through other broker-dealers authorized by Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than described below. The maximum commission that will be paid to the representative is 3.5% of the purchase payment received, and the amount paid to the broker-dealer to cover both the individual representative's commission and other distribution expenses will not exceed 6% of the purchase payment. Trail commissions based on the size of the Contract Fund may be paid. Such commissions will be subject to reduction if Pruco Life accepts purchase payments on and after the annuitant's 84th birthday. The representative may be required to return all of the first year commission if the Contract is not continued through the first year. Representatives who meet certain productivity, profitability, and persistency standards with regard to the sale of the Contract will be eligible for additional compensation.

Sales expenses in any year are not equal to the deduction for sales loads in that year. Pruco Life expects to recover its total sales expenses over the periods the Contracts are in effect. To the extent that the sales charges are insufficient to cover total sales expenses, the sales expenses will be recovered from Pruco Life's surplus.

Voting Rights. As stated above, all of the assets held in the subaccounts of the Account are invested in shares of the corresponding portfolios of the Series Fund. Pruco Life is the legal owner of those shares and as such has the right to vote on any matter voted on at any Series Fund shareholders meetings. However, as required by law, Pruco Life votes the shares of the Series Fund at any regular and special shareholders meetings it is required to hold in accordance with voting instructions received from Contract owners. The Series Fund does not hold annual shareholders meetings when not required to do so under Maryland law or the Investment Company Act of 1940. Fund shares for which no timely instructions from Contract owners are received, and any shares owned directly or indirectly by Pruco Life are voted in the same proportion as shares in the respective portfolios for which instructions are received. Should the applicable federal securities laws or regulations, or their current interpretation, change so as to permit Pruco Life to vote shares of the Series Fund in its own right, it may elect to do so.

Matters on which you may give voting instructions include the following: (1) election of the Board of Directors of the Series Fund; (2) ratification of the independent accountant of the Series Fund; (3) approval of the investment advisory agreement for a portfolio of the Series Fund corresponding to your selected subaccount[s]; (4) any change in the fundamental investment policy of a portfolio corresponding to your selected subaccount[s]; and (5) any other matter requiring a vote of the shareholders of the Series Fund. With respect to approval of the investment advisory agreement or any change in a portfolio's fundamental investment policy, Contract owners participating in such portfolios will vote separately on the matter, pursuant to the requirements of Rule 18f-2 under the Investment Company Act of 1940.

The number of Series Fund shares for which you may give instructions is determined by dividing the portion of the value of the Contract derived from participation in a subaccount, by the value of one share in the corresponding portfolio of the applicable Fund. The number of votes for which you may give Pruco Life instructions is determined as of the record date chosen by the Board of Directors of the Series Fund. We furnish you with proper forms and proxies to enable you to give these instructions. We reserve the right to modify the manner in which the weight to be given voting instructions is calculated where such a change is necessary to comply with current federal regulations or interpretations of those regulations.

Pruco Life may, if required by state insurance regulations, disregard voting instructions if such instructions would require shares to be voted so as to cause a change in the sub-classification or investment objectives of one or more of the Funds' portfolios, or to approve or disapprove an investment advisory contract for a Fund. In addition, Pruco Life itself may disregard voting instructions that would require changes in the investment policy or investment adviser of one or more of the Funds' portfolios, provided that we reasonably disapprove such changes in accordance with applicable federal regulations. If we do disregard voting instructions, we will advise you of that action and our reasons for such action in the next annual or semi-annual report to Contract owners.

Substitution of Series Fund Shares. Although Pruco Life believes it to be unlikely, it is possible that in the judgment of its management, one or more of the portfolios of the Series Fund may become unsuitable for investment by Contract owners because of investment policy changes, tax law changes, or the unavailability of shares for investment. In that event, we may seek to substitute the shares of another portfolio or of an entirely different mutual fund. Before this can be done, the approval of the SEC, and possibly one or more state insurance departments, will be required. You will be notified of such substitution.

Ownership of the Contract. The Contract owner is entitled to exercise all the rights under the Contract. The Contract owner is usually, but not always, an annuitant. Ownership of the Contract may, however, be transferred to another person who need not be the person who is to receive annuity payments. Transfer of the ownership of a Contract may involve federal income tax consequences, or may be prohibited under certain Contracts, and you should consult with a qualified tax adviser before attempting any such transfer. Generally, ownership of the Contract is not assignable to a tax-qualified retirement plan or program without Pruco Life's consent.

Performance Information. Performance information for the subaccounts may appear in advertising and reports to current and prospective Contract owners. Performance information is based on historical investment experience of the Series Fund, adjusted to take charges under the Contract into account, and does not indicate or represent future performance.

Total returns are based on the overall dollar or percentage change in value of a hypothetical investment over a stipulated period, and assume a surrender of the Contract at the end of the period. Total return quotations reflect changes in unit values and the deduction of applicable charges including any applicable withdrawal charges.

A cumulative total return reflects performance over a stated period of time. An average annual total return reflects the hypothetical annually compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period.

The Money Market Subaccount may advertise its current and effective yield. Current yield reflects the income generated by an investment in the subaccount over a specified seven-day period. Effective yield is calculated in a similar manner except that income earned is assumed to be reinvested.

Reports or advertising may include comparative performance information, including, but not limited to: comparisons to market indices; comparisons to other investments; performance rankings; personalized illustrations of historical performance; and data presented by analysts or included in publications.

See Performance Information in the Statement of Additional Information for recent performance information.

Reports to Contract Owners. You will be sent quarterly statements that provide certain information pertinent to your Contract. These statements provide Contract data that apply only to each particular Contract, including Contract values and transactions during the period. You may request current Contract information at any time, however, we may limit the number of such requests or impose a reasonable charge if such requests are made too frequently.

You will also be sent an annual report for the Account and annual and semi-annual reports for the Series Fund.

State Regulation. Pruco Life is subject to regulation and supervision by the Department of Insurance of the State of Arizona, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life is required to file with Arizona and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

Experts. The audited financial statements and the financial statements from which the Condensed Financial Information included in this prospectus have been derived, have been examined by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein. Such financial statements have been included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two Hilton Court, Parsippany, New Jersey 07054-0319.

Litigation. Pruco Life is involved in pending and threatened litigation in which claims for monetary damages are asserted. Pruco Life does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the condition of the Company.

Statement of Additional Information. The contents of the Statement of Additional Information include:

OTHER INFORMATION CONCERNING THE ACCOUNT

A. Principal Underwriter
B. Determination of Subaccount Unit Values
C. IRS Required Distributions on Death of Owner
D. Participation in Divisible Surplus
E. Performance Information
F. Comparative Performance Information

Additional Information. A registration statement has been filed with the SEC under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. The omitted information may, however, be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

Further information, including statutory statements filed with the state insurance departments, may also be obtained from Pruco Life's office. The address and telephone number of Pruco Life are set forth on the cover of this prospectus.

Financial Statements. The consolidated financial statements of Pruco Life and subsidiaries should be distinguished from the financial statements of the Account, and should be considered only as bearing upon the ability of Pruco Life to meet its obligations under the Contracts.

This prospectus does not contain financial statements for the Account because as of the date of this prospectus, the Account had not yet commenced operations, had no assets or liabilities, and had not received any income or incurred any expenses.

                             DIRECTORS AND OFFICERS

The directors and officers of Pruco Life, listed with their principal occupations during the past 5 years, are shown below.

                            DIRECTORS OF PRUCO LIFE

E. MICHAEL CAULFIELD, Director. -- Chief Executive Officer, Prudential Preferred Financial Services since 1995; 1993 to 1995: President, Prudential Preferred Financial Services; 1992 to 1993: President, Prudential Property and Casualty Insurance Company*; Prior to 1992: President of Investment Services of The Prudential. Age 48.

ROBERT P. HILL, Chairman and Director. -- Executive Vice President of The Prudential. Age 54.

GARNETT L. KEITH, JR., Director. -- Vice Chairman of The Prudential. Age 59.

IRA J. KLEINMAN, Director. -- President, Prudential Select Marketing since 1993; 1992 to 1993: Senior Vice President of The Prudential; Prior to 1992: Vice President of The Prudential. Age 48.

ESTHER H. MILNES, President and Director. -- Senior Vice President and Chief Actuary, Prudential Insurance and Financial Services since 1993; Prior to 1993:
Vice President and Associate Actuary of The Prudential. Age 44.

I. EDWARD PRICE, Vice Chairman and Director. -- Chief Executive Officer, International Insurance of The Prudential since 1994; 1993 to 1994: President, International Insurance of The Prudential; Prior to 1993: Senior Vice President and Company Actuary of The Prudential. Age 52.

                         OFFICERS WHO ARE NOT DIRECTORS

BEVERLY R. BARNEY, Senior Vice President. -- Vice President and Associate Actuary, Prudential Insurance and Financial Services since 1995; 1993 to 1995:
Senior Vice President and Associate Actuary, Prudential Direct; 1991 to 1993:
Senior Vice President and Actuary of Pruco Life; Prior to 1991: Vice President and Actuary of Pruco Life. Age 47.

ROBERT EARL, Senior Vice President. -- Vice President, Strategic Initiatives, Prudential Preferred Financial Services since 1993; Prior to 1993: Vice President Regional Marketing of The Prudential. Age 44.

CLIFFORD E. KIRSCH, Chief Counsel -- Chief Counsel of The Prudential Insurance Company's Individual Variable Products Department. 1994 to 1995: Associate General Counsel with Paine Webber. Prior to 1994: Assistant Director in the Division of Investment Management with the Securities and Exchange Commission.

RICHARD F. LAMBERT, Senior Vice President, Chief Actuary, Appointed Actuary. -- Vice President and Chief Actuary, Prudential Preferred Financial Services since 1994; 1993 to 1994: Vice President and Actuary, Prudential Preferred Financial Services; 1991 to 1993: Vice President and Associate Actuary of The Prudential. Prior to 1991: Vice President, Prudential Select Marketing. Age 37.

SUSAN L. BLOUNT, Vice President and Secretary. -- Vice President and Secretary of The Prudential since 1995; Prior to 1995: Assistant General Counsel for Prudential Residential Services Company. Age 38.

DIANE M. MCGOVERN, Vice President and Actuary. -- Vice President and Assistant Actuary of The Prudential. Age 44.

MARTIN PFINSGRAFF, Treasurer. -- Vice President and Treasurer of The Prudential since 1991; Prior to 1991: Managing Director, Corporate Finance of The Prudential. Age 40.

MICHAEL R. SHAPIRO, Senior Vice President. -- Senior Vice President, Prudential Select Brokerage. Age 47.

LAWRENCE J. SUNDRAM, Senior Vice President. -- Senior Vice President of Property and Casualty, Prudential Insurance and Financial Services since 1994; 1993 to 1994: Vice President, Prudential Insurance and Financial Services; Prior to 1993: Vice President, District Agencies Marketing for The Prudential. Age 48.

STEPHEN P. TOOLEY, Vice President, Comptroller and Chief Accounting Officer. -- Vice President and Comptroller, Prudential Insurance and Financial Services since 1993; Prior to 1993: Director, Financial Analysis for The Prudential. Age 42.

The business address of all directors and officers of Pruco Life is 213 Washington Street, Newark, New Jersey 07102-2992.

* Subsidiary of The Prudential

                         "A" pages to be inserted here
         Updated financials will be supplied by pre-effective amendment

                        MARKET-VALUE ADJUSTMENT FORMULA

The Market-Value Adjustment, which is applied to withdrawals and transfers made at any time other than the 30-day period following the end of an interest rate period, involves three amounts:

   1. The number of whole months remaining in the existing interest rate period.

   2. The guaranteed interest rate.

   3. The interest rate that Pruco Life declares for a duration of one year longer than the number of whole years remaining on the existing cell being withdrawn from.

Stated as a formula, the Market Value Factor is equal to:

(M/12) x (R-C), not to exceed +0.40 or be less than -0.40;

Where,

M = the number of whole months (not to be less than one) remaining in the interest rate period.

R = the Contract's guaranteed interest rate expressed as a decimal. Thus 6.2% is converted to 0.062.

C = the interest rate, expressed as a decimal, that Pruco Life declares for a duration equal to the number of whole years remaining in the present interest rate period, plus 1 year as of the date the request for a withdrawal or transfer is received.

The Market-Value Adjustment is then equal to the Market Value Factor multiplied by the amount subject to a Market-Value Adjustment.

The steps below explain how a Market-Value Adjustment is calculated.

    Step 1: Divide the number of whole months left in the existing interest rate period (not to be less than one) by 12.

    Step 2: Determine the interest rate Pruco Life declares on the date the request for withdrawal or transfer is received for a duration of years equal to the whole number of years determined in Step 1, plus 1 additional year. Subtract this interest rate from the guaranteed interest rate. The result could be negative.

    Step 3: Multiply the results of Step 1 and Step 2. Again, the result could be negative. If the result is less than -0.4, use the value -0.4. If the result is in between -0.4 and 0.4, use the actual value. If the result is more than 0.4, use the value 0.4.

    Step 4: Multiply the result of Step 3 (which is the Market Value Factor) by the value of the amount subject to a Market-Value Adjustment. The result is the Market-Value Adjustment.

    Step 5: The result of Step 4 is added to the interest cell. If the Market-Value Adjustment is positive, the interest cell will go up in value. If the Market-Value Adjustment is negative, the interest cell will go down in value.

Depending upon when the withdrawal request is made, a withdrawal charge may apply.

The following example will illustrate the application of a Market-Value Adjustment and the determination of the withdrawal charge. Suppose a Contract owner made two invested purchase payments, the first in the amount of $10,000 on December 1, 1995, all of which was allocated to the Common Stock Subaccount, and the second in the amount of $5,000 on October 1, 1997, all of which was allocated to the MVA Option with a guaranteed interest rate of 8% (0.08) for 7 years. A request for withdrawal of $8,500 is made on February 1, 2000 (the Contract owner does not provide any withdrawal instructions). On that date the amount in the Common Stock Subaccount is equal to $12,000 and the amount in the interest cell with a maturity date of September 30, 2004 is $5,985.23, so that the Contract Fund on that date is equal to $17,985.23.

On February 1, 2000, the interest rate declared by Pruco Life for the duration of 5 years (4 whole years remaining until September 30, 2004, plus one year) is 11%.

                                       B1

The following computations would be made:

1. Calculate the Contract Fund value as of the effective date of the transaction. This would be $17,985.23.

2. Calculate the charge-free amount (the amount of the withdrawal that is not subject to a withdrawal charge).

                     DATE              PAYMENT           FREE
                     ----              -------           ----
                    12/1/95            $10,000          $1,000
                    12/1/96                             $2,000
                    10/1/97            $ 5,000          $2,500
                    12/1/97                             $4,000
                    12/1/98                             $5,500
                    12/1/99                             $7,000

   The charge-free amount in the fifth Contract year is 10% of $15,000 (total purchase payments) plus $5,500 (the charge-free amount in the fourth Contract year) for a total of $7,000.

3. Since the withdrawal request is in the fifth Contract year, a 3% withdrawal charge rate applies to any portion of the withdrawal which is not charge-free.

                     $8,500.00  requested withdrawal amount
                   - $7,000.00  charge-free
                   -----------
                     $1,500.00  additional amount needed to complete withdrawal

   The Contract provides that the Contract Fund will be reduced by an amount which, when reduced by the withdrawal charge, will equal the amount requested. Therefore, in order to produce the amount needed to complete the withdrawal request ($1,500), we must "gross-up" that amount, before applying the withdrawal charge rate. This is done by dividing by 1 minus the withdrawal charge rate.

                     $1,500.00 / (1-.03) =
                     $1,500.00 / 0.97 = $1,546.39  grossed-up amount

   Please note that a 3% withdrawal charge on this grossed-up amount reduces it to $1,500, the balance needed to complete the request.

                     $1,546.39   grossed-up amount
                     X     .03   withdrawal charge rate
                    ----------
                     $   46.39   withdrawal charge

4. The Market Value Factor is determined as described in steps 1 through 5, above. In this case, it is equal to 0.08 (8% is the guaranteed rate in the existing cell) minus 0.11 (11% is the interest rate that would be offered for an interest cell with a duration of the remaining whole years plus 1), which is -0.03, multiplied by 4.58333 (55 months remaining until September 30, 2004, divided by 12) or -0.13750. Thus, there will be a negative Market-Value Adjustment of 14% of the amount in the interest cell that is subject to the adjustment.

                 -0.13750 X $5,985.23 =    -   822.97  negative MVA
                                           $ 5,985.23  unadjusted value
                                           ----------
                                           $ 5,162.26  adjusted value
                                           $12,000.00  Common Stock value
                                           ----------
                                           $17,162.26  adjusted Contract Fund

5. The total amount to be withdrawn, $8,546.39, (sum of the surrender charge, $46.39, and the requested withdrawal amount of $8,500) is apportioned over all accounts making up the Contract Fund following the Market-Value Adjustments, if any, associated with the MVA option.

           Common Stock ($12,000 / $17,162.26) X $8,546.39 =   $5,975.71
           7-Yr MVA     ($5,162.26 / $17,162.26) X $8,546.39 = $2,570.68
                                                               ---------
                                                               $8,546.39

6. The adjusted value of the interest cell of $5,985.23 reduced by the withdrawal of $2,570.68 leaves $2,591.58. This amount must be "unadjusted" by dividing it by 0.86250 (1 plus the Market-Value Adjustment of -0.13750) to determine the amount remaining in the interest cell to which the guaranteed interest rate of 8% will continue to be credited until September 30, 2004 or a subsequent withdrawal. That amount is $3,004.73.

                                       B2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Prudential Directors' and Officers' Liability and Corporation Reimbursement Program, purchased by The Prudential from Aetna Casualty & Surety Company, CNA Insurance Company, Lloyds of London, Great American Insurance Company, Reliance Insurance Company, Corporate Officers & Directors Assurance Ltd., A.C.E. Insurance Company, Ltd., XL Insurance Company, Ltd., and Zurich-American Insurance Company, provides coverage for "Loss" (as defined in the policies) arising from any claim or claims by reason of any actual or alleged act, error, misstatement, misleading statement, omission, or breach of duty by persons in the discharge of their duties solely in their capacities as directors or officers of The Prudential, any of its subsidiaries, or certain investment companies affiliated with The Prudential. Coverage is also provided to the individual directors or officers for such Loss, for which they shall not be indemnified. Loss essentially is the legal liability on claims against a director or officer, including adjudicated damages, settlements and reasonable and necessary legal fees and expenses incurred in defense of adjudicatory proceedings and appeals therefrom. Loss does not include punitive or exemplary damages or the multiplied portion of any multiplied damage award, criminal or civil fines or penalties imposed by law, taxes or wages, or matters which are insurable under the law pursuant to which the policies are construed.

There are a number of exclusions from coverage. Among the matters excluded are Losses arising as the result of (1) claims brought about or contributed to by the criminal or deliberate fraudulent acts of a director or officer, and (2) claims arising from actual or alleged performance of, or failure to perform, services as, or in any capacity similar to, an investment adviser, investment banker, underwriter, broker or dealer, as those terms are defined in the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940, any rules or regulations thereunder, or any similar federal, state or local statute, rule or regulation.

The limit of coverage under the Program for both individual and corporate reimbursement coverage is $150,000,000. The retention for corporate reimbursement coverage is $10,000,000 per loss.

The relevant provisions of New Jersey law permitting or requiring indemnification, New Jersey being the state of organization of The Prudential, can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The relevant provisions of Arizona law, Arizona being the state of organization of Pruco Life, can be found in Section 10-005 of the Arizona Statutes Annotated. The text of The Prudential's by-law 27, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(b) of Post-Effective Amendment No. 4 to Form S-6, Registration No. 33-20000, filed March 2, 1990, on behalf of The Prudential Variable Appreciable Account. The text of Pruco Life's by-laws, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit (3)(b) to this Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

     (1) Distribution Agreement between Pruco Securities Corporation (Underwriter) and Pruco Life Insurance Company (Registrant), dated October 15, 1990. (Note 2)

     (3) (a) Articles of Incorporation of Pruco Life Insurance Company, as amended July 25, 1972. (Note 2)

          (b) By-laws of Pruco Life Insurance Company, as amended June 14, 1983. (Note 2)

     (5) Opinion and Consent of Counsel as to the legality of the securities being registered. (Note 3)

    (10)  The Prudential Discovery Preferred Contract. (Note 1)

    (22)  Subsidiary Organizational Chart. (Note 1)

    (23)  Written consent of Deloitte & Touche LLP, independent auditors. (Note
          3)

    (24) (b) Written consent of Clifford E. Kirsch (incorporated by reference to Exhibit (5) hereto)

    (25)  Powers of Attorney.
          (Note 2)

    (27)  Financial Data Schedule. (Note 3)

(b)  Financial Statement Schedules

     Pruco Life Insurance Company and Subsidiaries:

          Schedule I--Summary of Investments--Other than Investments in Affiliates. (Note 3)

          Schedule VI--Schedule of Reinsurance. (Note 3)

(Note 1)   Filed herewith.

(Note 2) Incorporated by reference to Form N-4, filed July __, 1995, on behalf of the Pruco Life Flexible Premium Variable Annuity Account.

(Note 3)   To be filed by pre-effective amendment.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 18th day of July, 1995.

                                        Pruco Life Insurance Company
                                        (Registrant)

                                        By:  /s/ ESTHER H. MILNES
                                                 ---------------------------
                                                 Esther H. Milnes
                                                 President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the date indicated.

       Signature and Title

/s/  *
- ----------------------------------------       July 18, 1995
Robert P. Hill
Chairman of the Board and Director

/s/  *
- ----------------------------------------
Esther H. Milnes
President and Director

/s/  *
- ----------------------------------------
Stephen P. Tooley
Chief Accounting Officer and Comptroller

/s/  *                                         *By: /s/ THOMAS J. LOFTUS
- ----------------------------------------                -----------------------
E. Michael Caulfield                                    Thomas J. Loftus
Director                                                (Attorney-in-Fact)

/s/  *
- ----------------------------------------
Garnett L. Keith, Jr.
Director

/s/  *
- ----------------------------------------
Ira J. Kleinman
Director

/s/  *
- ----------------------------------------
I. Edward Price
Director

                                 EXHIBIT INDEX

(a)(10)  The Prudential Discovery Preferred Contract                 Page II-5

(a)(22)  Subsidiary Organization Chart                               Page II-25